Exhibit 99.1

Trillion Dollar Bill Passes Expanding OZOP Opportunities

Warwick, NY November 10, 2021; Ozop Energy Solutions, Inc. (OZSC, “Ozop” or the “Company”). We confidently move into 2022 and believe the US House of Representatives passing of a US$1 trillion bipartisan infrastructure deal that will see the country’s power infrastructure modernized to support new renewables projects will benefit our business plans and objectives.

This bill is one of the most important environmental packages to come from the government and it has passed with an impressive number of votes from all parties. The bill includes the largest investment in clean energy transmission and the grid in American history, according to a statement from the White House, which said the legislation will upgrade power infrastructure by building thousands of miles of new transmission lines to facilitate the expansion of renewables, while lowering costs. President Joe Biden, who hailed it as a “once-in-a-generation” bill that “will make historic and significant strides that take on the climate crisis”.

Ozop Energy Solutions, Inc. benefits from this bill passing across its subsidiaries which have a strong focus on energy related verticals. Starting with our national distribution of solar components thru it’s subsidiary Ozop Energy Systems, based in Southern California, as they supply to over 200 commercial and residential integrators to accelerate the US’ transition to a zero-emission economy.

Ozop Energy Systems has also been developing the next generation of EV-charging solutions. We notably call this the Neo Grid™. This system is Patent Pending and will help solve the needs for off grid charging with increasing demand of EVs across the nation. According to an article from Investor Place, by 2040 it is expected that EVs will account for 57% of all new passenger vehicles sold globally. Additionally, Ozop has strategically aligned with a national EV charging manufacturer, an AI-driven battery software developer, and a leader in battery storage, third-party funded solutions provider for its portfolio of locations across the US.

OZOP brings its green solutions to the Military, via its wholly owned subsidiary Power Conversion Technologies, Inc. PCTI brings its 30 years of green engineering and design solutions, supplying the inverters, converters, power supplies, and battery chargers that power our submarines and military aircraft. With the transition from gas and diesel applications to green solutions, the military is fast becoming a high demand market for green products and energy storage systems. Furthermore, since PCTI has successfully engineered solutions for military customers since 1991, they now will bring its experience to the commercial aerospace industry with over 20 new products for 2022.

Our success at OZOP is not limited to the traditional energy storage model. We have the ability to provide alternative solutions. Recently, the Company formed Ozop Capital Partners, Inc. (“Ozop Capital”), a Delaware corporation. The Company is the majority shareholder of Ozop Capital and it was formed as a holding company to develop a captive insurance company for anticipated launch in early 2022.

“OZOP continues to develop new designs and engineer new solutions for all available markets. With the passing of the Trillion Dollar Bill, OZOP couldn’t be more excited for the opportunities opening to us,” stated Brian Conway, CEO of Ozop Energy Solutions, Inc.

About Ozop Energy Solutions.

Ozop Energy Solutions (http://ozopenergy.com/) invents, designs, develops, manufactures, and distributes ultra-high-power chargers, inverters, and power supplies for a wide variety of applications in the defense, heavy industrial, aircraft ground support, maritime and other sectors. Our strategy focuses on capturing a significant share of the rapidly growing renewable energy market as a provider of assets and infrastructure needed to store energy.

About Ozop Energy Systems, Inc.

Ozop Energy Systems is a leading Manufacturer and distributor of Renewable Energy products in the Energy Storage, Solar, Microgrids, and EV charging Station space. We are always among the first to receive the newest technology, products, and application techniques. We offer a broad portfolio of Renewable Energy products at competitive prices with a commitment to customer satisfaction from selection, to ordering, shipping, and delivery.

About Power Conversion Technologies, Inc.

Power Conversion Technologies, Inc. designs, engineers, manufactures, and distributes standard and custom power electronic solutions for industrial, military and sustainable energy sectors. Founded in 1991 and located in East Butler, Pennsylvania, PCTI’s mission is to be the global leader for high power electronics with the highest standard of reliability, quality and continued innovation. For more information on PCTI please follow us on our website www.pcti.com or Twitter, Facebook and LinkedIn.

https://twitter.com/OzopEnergy

https://www.facebook.com/OzopEnergy/

The Waypoint Refinery (discord.com)

Safe Harbor Statement

“This press release contains or may contain, among other things, certain forward-looking statements. Such forward-looking statements involve significant risks and uncertainties. Such statements may include, without limitation, statements with respect to the company’s plans, objectives, projections, expectations and intentions and other statements identified by words such as “projects,” “may,” “will,” “could,” “would,” “should,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “potential” or similar expressions. These statements are based upon the current beliefs and expectations of the company’s management and are subject to significant risks and uncertainties, including those detailed in the company’s filings with the Securities and Exchange Commission. Actual results may differ significantly from those set forth in the forward-looking statements. These forward-looking statements involve certain risks and uncertainties that are subject to change based on various factors (many of which are beyond the company’s control). The company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law.”

Investor Relations Contact – Ozop

The Waypoint Refinery, LLC

845-397-2956

www.thewaypointrefinery.com